Articles of Incorporation

Of

NutraFuels, Inc.

The undersigned, as incorporator, forms a corporation within the meaning of the applicable provisions of the Florida Statutes Chapter 607.

Article I. Name

The name of the corporation shall be NutraFuels, Inc. (the “Corporation”)

Article II. Principal Office

The principal street address and the mailing address of the corporation is 5851 Holmberg Road, Unit 5211 Parkland, FL 33067.

Article III. Purpose.

The purpose for which the corporation is organized is any and all lawful business for which businesses may be incorporated in the state of Florida.

Article IV. Shares

The Corporation shall be authorized to issue 500,000,000 shares.

The aggregate number of shares of common stock (the “Common Stock”) authorized to be issued by the Corporation shall be 499,990,000 shares, with a par value of $0.0001 per share.

The aggregate number of shares of preferred stock (the ‘Preferred Stock”) authorized to be issued by the Corporation shall be 10,000 shares with a par value of $0.0001 per share.  The Board of Directors is expressly vested with the authority to divide and or all of the Preferred Stock into series and to fix and determine the relative rights, terms and preferences of the shares of each series established.

Article V.  Initial Officers and Directors.

The Initial officers and directors of the Corporation shall be:

Name & Address

Position

Edgar Ward

President, Chief Executive Officer and Director

5851 Holmberg Road

Unit 5211 Parkland, FL 33067

Neil Catania

Vice-President

5851 Holmberg Road

Unit 5211 Parkland, FL 33067

VI. By-Laws.

The power to adopt, alter, amend or repeal by-laws of the Corporation shall be vested in the Board of Directors and the Shareholders, as prescribed by the by-laws of the Corporation.

Article VII.  Indemnification

To the extent permitted by Florida Law, the Corporation shall indemnify and director, officer, employee or agent of the Corporation, whether current or former, together with his or her personal representatives, devisees or heirs.

Article VIII. Effective Date of Articles

These Articles shall be effective upon filing with the Secretary of State for Florida.

Article IX. Control Share Acquisition Statute Inapplicable

Section 607.0902 of the Florida Statutes regarding control share acquisitions is not applicable to the Corporation and shall not have any effect upon the voting rights relating to issued and outstanding shares of capital stock of the Corporation.

Article X.  Registered Agent

The name and Florida street address of the registered agent for the Corporation is Edgar Ward whose address is 5851 Holmberg Road, Unit 2511 Parkland, FL 33067.

Article XI. Incorporator

The name and address of the incorporator of this Corporation is Edgar Ward whose address is 5251 Holmberg road, Unit 2511 Parkland, FL 33067.

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

Required Signature/Registered Agent

/s/ Edgar Ward_________________

Date November 30, 2012________________

Edgar Ward

I submit this document and affirm that the facts stated herein are true.  I am aware that any false information submitted in a document to the Department of State constitutes a third-degree felony as provided for in s.817.155, F.S.

Required Signature/Registered Agent

/s/ Edgar Ward ____________________

Date November 30, 2012

Edgar Ward

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF NUTRAFUELS, INC.

Nutrafuels, Inc., a Florida Corporation (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the “Board of Directors”) by the provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), there is hereby created, out of the 10,000 shares of preferred stock, par value $.001 per share, of the Company authorized in Article IV of the Articles of Incorporation (the “Preferred Stock”), a series of preferred stock consisting of 1000 shares, which series  shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualification, limitations and restrictions, (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualification, limitations and restrictions, set forth in the Articles of Incorporation which are applicable to the Preferred Stock):

Section 1. Designation of Amount.

The series of Preferred Stock created hereby shall be designated the (“Class A Preferred Stock”)

And the authorized number of shares constituting such series shall be 1000.

Section 2. Dividends.

The holders of the then outstanding shares of Series a Preferred Stock will not be entitled to receive any dividends that may be granted by the Company.

Section 3. Liquidation Preference.

In the Event of a liquidation, dissolution or winding up of the Company, whether voluntary or involutory (a “Liquidation”), the holders of the Series A Preferred Stock then outstanding shall not be entitled to receive any distribution out of the assets of the Company as a result of their ownership of the Series A Preferred Stock.

Section 4. Voting Rights.

(a)

The holders of the Series Preferred Stock shall have the following voting rights:

(i)

To vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock.

(ii)

Each share of Series A. Preferred Stock shall have voting rights equal to 500,000 shares of the Company’s Common Stock, providing for the holder of the Series A Preferred Stock to have the voting right of 500,000,000 shares of the Company’s Common Stock;

(iii)

The holder of the Series A. Preferred Stock shall be entitled to received notice of any stockholders’ meeting in accordance with the Articles of Incorporation and the By-laws of the Company.

For purposes of the voting rights set forth in this Section 4, each one (1) share of Series A Preferred Stock shall entitle the holder thereof to cast 500,000 votes for each whole vote what such holder would be entitled to cast has such share of Common Stock immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

(b)

So long as any shares of Series A. Preferred Stock remain outstanding , the Company, shall not, without the written consent or affirmative vote of the holders of 100% of the outstanding shares of the Series A. Preferred Stock, (i) amend, alter, waive or repeal, whether by merger consolidation, combination, reclassification or otherwise, the Articles of Incorporation, including this Certificate of Designation, or By-laws of the Company or any provisions thereof), (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class of capital stock.  The vote of the holders of at least one-hundred percent of the outstanding Series A Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of any provisions of the Resolution, in addition to any other vote of stockholders required by law.

Section 5. Conversion Rights.

The Series A. Preferred Stock will not be convertible into shares of Common Stock or any other shares of the Company.

Section 6. Holder, Non-Transferable, Redemption.

10,000 shares of the Series A Preferred Stock is hereby granted to Edgar Ward (the “Holder”).  The Company shall redeem the Series A Preferred Stock in whole, but not in part, at the option of the Holder, for $1,000.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Edgar Ward, its President and Chief Executive Officer, this 30th day of November 2012.

NutraFuels, Inc.

By: /s/ Edgar Ward

Name: Edgar Ward

Title: President and Chief Executive Officer